[LOGO]  GFSB
        BANCORP, INC.

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FOR IMMEDIATE RELEASE                  FOR FURTHER INFORMATION CONTACT:
---------------------                  --------------------------------
September 20, 2004                     Jerry R. Spurlin, Chief Financial Officer
                                       (505) 726-6500

                      GFSB BANCORP, INC. ANNOUNCES EARNINGS

Gallup, New Mexico - GFSB Bancorp, Inc. (NASDAQ SmallCap: GUPB), parent holding company of Gallup Federal Savings Bank, Gallup, New Mexico, today announced earnings for the year ended June 30, 2004, of $1,350,000 ($1.14 per diluted share). Earnings for the same period a year earlier were $1,690,000 ($1.46 per diluted share). For the fourth quarter of fiscal 2004, earnings were $198,000 ($0.17 per diluted share) compared to $473,000 ($0.41 per diluted share) for the fourth quarter of fiscal 2003.

The decrease in earnings for the full year is primarily the result of a $260,000 increase in non-interest expense and a $517,000 increase in the provision for loan losses, partially offset by an increase in net interest earnings of $65,000, an increase in non-interest earnings of $244,000 and a $128,000 decrease in income tax expense. The fourth quarter earnings decline reflected a $263,000 increase in the provision and $109,000 decrease in net interest income which offset a $73,000 increase in non-interest income and a $30,000 decrease in non-interest expense.

The increase in non-interest income for the full year was primarily due to a $263,000 increase in service charge income and a $44,000 increase in miscellaneous income, partially offset by a $62,000 decrease in net gains from sales of loans. The increase in service charge income is primarily due to increased insufficient funds charges collected on NOW and checking accounts because of increased volume of insufficient funds checks. The increase in miscellaneous income is primarily due to gains on the sale of other real estate owned. The decrease in income tax expense is primarily due to a decrease in earnings before income taxes. For the quarter, non-interest income increased $73,000, primarily due to a $55,000 increase in service charge income and a $13,000 increase in net gains from sales of loans.

The increase in non-interest expense was primarily attributable to bank growth and an $82,000 increase in professional fees, which is primarily due to $52,000 in fees paid to consultants for services related to the Company's recently announced plans to merge with First Federal Banc of the Southwest, Inc., and a $30,000 increase in legal fees, audit expense and accounting fees largely due to the Company's efforts to comply with requirements of the Sarbanes-Oxley Act. For the quarter, non-interest expense decreased $30,000, primarily due to a $34,000 decrease in advertising and a $5,000 decrease in occupancy expense, partially offset by a $10,000 increase in data processing.


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                P.O. Box 820 o 221 West Aztec o Gallup, NM 87301

The increase in the provision for loan losses for the full year and fourth quarter was primarily the result of an increase in classified loans, an increase in charge-offs and growth in commercial and commercial real estate loans.

At June 30, 2004, the Company's capital to asset ratio was 7.8%, with assets and stockholders' equity of $232.1 million and $18.1 million, respectively.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


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                               GFSB BANCORP, INC.
                   Selected Financial Information (Unaudited)
                  (dollars in thousands, except per share data)


             CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                           At Period End
                                                 ------------------------------
                                                         06/30/04     06/30/03
                                                 ------------------------------

Cash and investments                                       39,625       37,208
Mortgage-backed securities                                 30,680       38,517
FHLB stock                                                  4,409        4,333
Loans receivable, net                                     152,431      146,264
Loans held-for-sale                                           411          132
Premises and equipment                                      2,514        2,314
Prepaid and other assets                                    2,017        1,187
                                                 ==============================
  TOTAL ASSETS                                            232,087      229,955

Deposits                                                  133,860      129,759
Advances from FHLB                                         73,652       76,642
Other Secured Borrowings                                    4,815        3,658
Repurchase agreements                                         157          585
Accrued expenses and other liabilities                      1,471        1,567
Stockholders' equity                                       18,132       17,744
                                                 ==============================
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              232,087      229,955



                  CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                                       -----------------------------------------
                                        Three Months Ended    Fiscal Year Ended
                                       -----------------------------------------
                                          06/30/04  6/30/03  06/30/04  06/30/03

Interest earnings                            2,955    3,318    12,114    12,743
Interest expense                             1,266    1,520     5,469     6,162
                                       -----------------------------------------

    NET INTEREST EARNINGS                    1,689    1,798     6,645     6,581
Provision for loan losses                      500      237       969       452
                                       -----------------------------------------

    NET INTEREST EARNINGS AFTER
      PROVISION FOR LOAN LOSSES              1,189    1,561     5,676     6,129
Non-interest income                            233      160       867       623
Non-interest expense                         1,156    1,186     4,630     4,370
                                       -----------------------------------------

    EARNINGS BEFORE INCOME TAXES               266      535     1,913     2,382
Provision for income taxes                      68       62       563       692
                                       -----------------------------------------

    NET EARNINGS                               198      473     1,350     1,690

Weighted average number of                   1,132    1,118     1,127     1,115
  shares outstanding- basic

Earnings per common share-basic               0.17     0.42      1.20      1.52

Weighted average number of                   1,194    1,166     1,183     1,160
  shares outstanding- diluted

Earnings per common share-diluted             0.17     0.41      1.14      1.46


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